Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-127032, 333-145548 and 333-162107) on Forms S-8 and Registration Statements (Nos. 333-145350 and 333-158971) on Forms S-3 of Western Alliance Bancorporation of our report dated March 16, 2010 relating to our audits of the consolidated financial statements and internal control over financial reporting included in the Annual Report to shareholders, which is included in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2009.
/s/ McGLADREY & PULLEN, LLP
Las Vegas, Nevada
March 16, 2010